Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
BIOHAVEN LTD.

British Virgin Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)
(Exact Name of Registrant as Specified in its Charter)
c/o Biohaven Pharmaceuticals, Inc. 215 Church Street New Haven, Connecticut 06510
(Address, including zip code, and telephone number, including area code, of principal executive offices)
Biohaven Ltd. 2022 Equity Incentive Plan
Biohaven Ltd. 2022 Employee Share Purchase Plan
Biohaven Ltd. Legacy Equity Award Settlement Plan
(Full Title of the Plan)
Vlad Coric, M.D.
Chief Executive Officer
Biohaven Ltd.
215 Church Street
New Haven, Connecticut 06510
Telephone: (203) 404-0410
(Name and address, including zip code, and telephone number, including area code, of agent for service of process)
Copies to: Robert W. Downes Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Tel: (212) 558-4000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and emerging company in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒	Emerging growth company ☒
(Do not check if a smaller reporting company)
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE
This registration statement on Form S-8 (this “Registration Statement”) is being filed by Biohaven Ltd., a British Virgin Islands business company limited by shares incorporated under the laws of the British Virgin Islands (the “Registrant” or the “Company”), relating to 9,190,000 common shares, no par value, of the Company (the “Common Shares”) issuable under the Biohaven Ltd. 2022 Equity Incentive Plan, 393,769 Common Shares issuable under the Biohaven Ltd. 2022 Employee Share Purchase Plan and 4,981,801 Common Shares issuable under the Biohaven Ltd. Legacy Equity Award Settlement Plan.
PART I
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 1.    Plan Information.*
Item 2.    Registrant Information and Employee Plan Annual Information.*
__________________
*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Explanatory Note” to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to plan participants as required by Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The Company incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “SEC”):
(a)The Registration Statement on Form 10, filed by the Company with the SEC on September 20, 2022 (Reg. No. 001-41477) (the “Form 10”);
(b)The Company’s Current Reports on Form 8-K (other than information furnished rather than filed) filed on October 3, 2022;
(c)The description of the Company’s Common Shares under the heading “Description of Shares”, which is contained in the Form 10; and
(d)All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold (except for information in those filings that is “furnished” to, rather than “filed” with, the SEC, such as information furnished pursuant to Items 2.02 or 7.01 of Form 8-K).
The documents listed above will be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing, in each case, except for the portions of such documents furnished or otherwise not filed with the SEC which are deemed not to be incorporated by reference into this Registration Statement (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).
Any statement contained in an Incorporated Document will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
The Registrant is incorporated under the laws of the British Virgin Islands. The Registrant has adopted amended memorandum and articles of association, which contain provisions that limit the liability of the Registrant’s directors for monetary damages to the fullest extent permitted by British Virgin Islands law.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal.
The amended memorandum and articles of association provide that the Registrant will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he is or was one of the Registrant’s directors or officers or is or was serving at the Registrant’s request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. The amended memorandum and articles of association also provide that the Registrant may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he is or was one of the Registrant’s employees or agents or is or was serving at the Registrant’s request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. The Registrant’s amended memorandum and articles of association also provide that the Registrant must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.
Further, the Registrant has entered into indemnification agreements with each of the Registrant’s directors and executive officers that may be broader than the specific indemnification provisions contained under British Virgin Islands law. These indemnification agreements will require the Registrant, among other things, to indemnify the Registrant’s directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements will also require the Registrant to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. The Registrant believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions that are included in the Registrant’s amended memorandum and articles of association and in indemnification agreements that the Registrant entered into with the Registrant’s directors and executive officers may discourage shareholders from bringing a lawsuit against the Registrant’s directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and executive officers, even though an action, if successful, might benefit the Registrant and other shareholders. Further, a shareholder’s investment may be harmed to the extent that the Registrant pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, the Registrant are not aware of any pending litigation or proceeding involving any person who is or was one of the Registrant’s directors, officers, employees or other agents or is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and the Registrant is not aware of any threatened litigation that may result in claims for indemnification.
The Registrant has obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to the Registrant’s directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Registrant with respect to payments that may be made by the Registrant to these directors and executive officers pursuant to the Registrant’s indemnification obligations or otherwise as a matter of law.
Certain of the Registrant’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Registrant’s board of directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.
See exhibits listed under the Exhibit Index below, which is incorporated in this item herein by reference.

Item 9.    Undertakings.
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1	Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Company on October 3, 2022).

4.2*	Biohaven Ltd. 2022 Equity Incentive Plan.

4.3*	Biohaven Ltd. 2022 Employee Stock Purchase Plan.

4.4*	Biohaven Ltd. Legacy Equity Award Settlement Plan.

5.1*	Opinion of Maples and Calder.

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2*	Consent of Maples and Calder (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included in the signature pages to this Registration Statement).

107*	Filing Fee Table.
____________________
* Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, State of Connecticut, on October 11, 2022.

Biohaven Ltd.

By:	/s/ Vlad Coric
Name: Vlad Coric, M.D.
Title: Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES
Each person whose signature appears below constitutes and appoints Vlad Coric, Matthew Buten, George Clark and Warren Volles, and each of them individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments (including post-effective amendments) or supplements to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Without limiting the generality of the foregoing, amendments to this Registration Statement may make such changes in the Registration Statement as such attorney-in-fact may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney-in-fact or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney-in-fact or substitute.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on the date indicated.

Signature	Title	Date
/s/ Vlad Coric, M.D.	Chief Executive Officer and Director (Principal Executive Officer)	October 11, 2022
Vlad Coric, M.D.

/s/ Matthew Buten	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	October 11, 2022
Matthew Buten

/s/ Gregory Bailey	Director	October 11, 2022
Gregory Bailey

/s/ Irina Antonijevic	Director	October 11, 2022
Irina Antonijevic

/s/ John W. Childs	Director	October 11, 2022
John W. Childs

/s/ Julia Gregory	Director	October 11, 2022
Julia Gregory

/s/ Kishan Mehta	Director	October 11, 2022
Kishan Mehta

/s/ Michael Heffernan	Director	October 11, 2022
Michael Heffernan

/s/ Robert Hugin	Director	October 11, 2022
Robert Hugin